LM Funding America Announces January 2025 Production and Operational Update

- 15 MW Oklahoma Mining Site Fully Operational

- Bitcoin HODL valued at $16.1 million as of January 31, 2025

TAMPA, FL, February 11, 2025 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin mining and technology-based specialty finance company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended January 31, 2025.

Metric	Dec 2024	Jan 2025
- Bitcoin[1]
- Mined, net	7.0	8.0
- Sold	(4.0)	-
- Purchased	5.0	-
- Service Fee	-	-
- Bitcoin HODL	150.2	158.2
- Machines[1]
- Operational	3,681	5,121
- Storage	2,159	719
- Total Machines	5,840	5,840
Hashrate (EH/s1)
- Oklahoma	0.29	0.43
- Hosted	0.13	0.13
Energized	0.42	0.56
- Storage	0.21	0.07
Total	0.63	0.63

[1]Unaudited

“The energization of our Oklahoma site and reaching our target of 0.56 active EH/s marks a significant achievement for LM Funding," stated Bruce Rodgers, Chairman and CEO of LM Funding. "Even though we are still a small player in this industry, our disciplined capital allocation, low overhead costs, and strong balance sheet affords us the opportunity to acquire more low-cost energy sites like our Oklahoma site and strategic M&A, while steadily building our Bitcoin holdings. Looking forward, we are pursuing green field and brown field power assets in the 5 to 20 MW range

— which don’t meet large operators acquisition thresholds — to continue our growth."

The Company estimates that the value of its 158.2 Bitcoin holdings on January 31, 2025, was approximately $16.1 million, based on a Bitcoin price of approximately $102,000 as of January 31, 2025.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin mining and specialty finance company. The company was founded in 2008 and is based in Tampa, Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

Orange Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com